Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE TO
(Rule 14d-100)

Carlyle Credit Solutions, Inc.
(Name of Subject Company (Issuer))

CDL Tender Fund 2022-1, L.P.
CDL Tender Fund 2022-1 GP, L.L.C.
CG Subsidiary Holdings, L.L.C.
Carlyle Global Credit Investment Management L.L.C.
Cliffwater Corporate Lending Fund
Cliffwater LLC
AlpInvest Indigo I CI-A, L.P.
AlpInvest Indigo SCF I CI GP, L.P.
(Name of Filing Persons (Offerors))

Table 1 – Transaction Value

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$0	0.00009270	$0
Fees Previously Paid	9,270		9,270
Total Transaction Valuation	$100,000,000
Total Fees Due for Filing			$9,270
Total Fees Previously Paid			9,270
Total Fee Offsets			0
Net Fee Due			$0
*
This calculation is based on the offer to purchase for cash up to $100,000,000 in aggregate amount of shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc., a Maryland corporation.

**
The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Advisory Rate #1 for Fiscal Year 2022, issued August 23, 2021, is calculated by multiplying the Transaction Valuation by 0.00009270.

Table 2 — Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-90234	4/05/2022		0.00
Fee Offset Sources					4/05/2022		0.00